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Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

There is no parent of the Registrant. The following is a listing of the subsidiaries of the Registrant, or if indented, subsidiaries of the subsidiary under which they are listed:

Incorporation
Oncure Medical Corp. Delaware	Delaware
Manatee Radiation Oncology, Inc.	Florida
Mission Viejo Radiation Oncology Medical Group, Inc.	California
Radiation Oncology Center, LLC	California
U.S. Cancer Care, Inc.	Delaware
USCC Florida Acquisition Corp.	Delaware
JAXPET, LLC	Florida
JAXPET/Positech, L.L.C.	Florida
FROG OnCure Southside, L.L.C.	Florida
USCC Acquisition Corp.	Delaware
Mica Flo II, Inc.	Delaware
Pointe West Oncology, LLC	Delaware
Sarasota Radiation & Medical Oncology Center, Inc.	Florida
Interhealth Facility Transport, Inc.	Florida
Sarasota County Oncology, Inc.	Florida
Venice Oncology Center, Inc.	Florida
Englewood Oncology, Inc.	Florida
Charlotte Community Radiation Oncology, Inc.	Florida
USCC Healthcare Management Corp.	California
Coastal Oncology, Inc.	California
Fountain Valley & Anaheim Radiation Oncology Centers, Inc.	California
Santa Cruz Radiation Oncology Management Corp.	California

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  Exhibit 21.1